UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 12b-25(b)

NOTIFICATION OF LATE FILING

(Check One):

[ ]

Form 10-K

[ ]

Form 20-F

[X]

Form 11-K

[ ]

Form 10-Q

[ ] Form N-SAR

For Period Ended:  December 31, 2004

[ ]   Transition Report on Form 10-K

[ ]   Transition Report on Form 20-F

[ ]   Transition Report on Form 11-K

[ ]   Transition Report on Form 10-Q

[ ]   Transition Report on Form N-SAR

For the Transition Period Ended:

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Read Attached Instruction Sheet Before Preparing Form.   Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - Registrant Information

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Full Name of Registrant

Huffy Corporation Savings Plan

Former Name if Applicable

N/A

Address of Principal Executive Office (Street and Number)

225 Byers Road

City, State and Zip Code

Miamisburg, Ohio  45342

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PART II - Rules 12b-25 (b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate)

	(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[XX]	(b)

The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	(c)	The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - Narrative

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant’s auditors were unable to complete the required review of the Registrant’s Form 11-K and the Registrant is therefore unable to complete its Form 11-K by the June 30, 2005 filing date.

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PART IV - Other Information

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(1)  Name and telephone number of person to contact in regard to this notification:

Steven D. Lipton

(937)

865-2829

(Name)                     (Area Code)  (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

[X] Yes   [ ] No

The registrant, the Huffy Corporation Savings Plan, has filed all periodic reports required, but the plan’s sponsor, Huffy Corporation, is not current with its periodic report filings.

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[] Yes   [X ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Huffy Corporation Savings Plan

(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2005

By:/s/ Steven D. Lipton

Steven D. Lipton

Senior Vice President - Controller